UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 22, 2009

SUPERGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27628	91-1841574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Blvd., Suite 200

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 560-0100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 22, 2009, SuperGen, Inc. (the “Company”) entered into the following material agreements with Smithkline Beecham Corporation, doing business as GlaxoSmithKline (“GSK”):  (1) a Commercial Research and License Agreement (the “License Agreement”) and (2) a Common Stock Purchase Agreement (the “Purchase Agreement”).  Both the License Agreement and the Purchase Agreement were effective as of October 22, 2009.

Pursuant to the terms of the License Agreement, the Company and GSK will collaborate over a period of five years to discover and develop specific epigenetic therapeutics.  At the end of the research term, or earlier if GSK elects, GSK may exercise its option to license from the Company the compounds that are the result of the joint research effort, in order to continue the development and ultimately commercialize and sell the products worldwide.

Within ten days of the effective date of the License Agreement, GSK will pay the Company an upfront sum of $2 million.  In addition, GSK is obligated to make certain payments to the Company if and when the compounds reach specified developmental milestones, as well as payments to the Company if and when the compounds that GSK has licensed achieve certain regulatory milestones. The License Agreement further provides that, if the licensed compounds derived from the joint research team become products, GSK will pay the Company sales milestone payments as well as royalties on annual net sales of such products.  The royalties will be paid on a country-by-country and product-by-product basis.

The License Agreement contains customary representations and warranties by both parties, as well as mutual indemnification rights with respect to, among other matters, development or commercialization of the products derived from the joint research term.

Pursuant to the Purchase Agreement, on the effective date, the Company issued and sold 990,099 shares of its common stock to GSK for an aggregate purchase price of $3 million (the “Shares”).  The Purchase Agreement provides that GSK may not effect any sale or transfer of the Shares, or any beneficial interest therein (the “Lock-up”).  On the first anniversary of the effective date, 25% of the Shares shall be released from the Lock-up.  The remaining 75% of the Shares shall be released from the Lock-up in four equal installments at the end of each three month period following the first anniversary of the effective date of the Purchase Agreement.

There are no material relationships between the Company or its affiliates and GSK, other than with respect to the agreements described above.

The Company will file copies of the License Agreement and the Purchase Agreement with the Securities and Exchange Commission as exhibits to its Form 10-Q for the quarter ended September 30, 2009.

On October 26, 2009, the Company issued a press release announcing the transaction with GSK, a copy of which is filed as an exhibit to this report and is incorporated in this report by reference.

Item 3.02  Unregistered Sales of Equity Securities.

The Company’s sale of the Shares, described in Item 1.01 above, is made in reliance on the exemption from registration provided by Rule 506 of Regulation D under Section 4(2) of the Securities Act of 1933, as amended.  The sale of the Shares qualifies for such exemption because GSK is the sole purchaser and is an accredited investor, as such term is defined in Reg. §230.501(a).  For purposes of this exemption, the Company relied upon certain representations and warrants made by GSK in the Purchase Agreement, including GSK’s status as an accredited investor.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	Press Release dated October 26, 2009, of SuperGen, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERGEN, INC.

By:	/s/ MICHAEL MOLKENTIN
Michael Molkentin Chief Financial Officer

Date:  October 28, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 26, 2009, of SuperGen, Inc.